Exhibit 99.1

Contact:

Adam D. Levy, Ph.D., M.B.A.

ir@tptherapeutics.com

858-867-6366

TURNING POINT THERAPEUTICS REPORTS FIRST-QUARTER 2022 FINANCIAL RESULTS, PROVIDES OPERATIONAL UPDATES

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Granted Third Breakthrough Therapy Designation (BTD) for Repotrectinib for the treatment of patients with ROS1-positive Metastatic NSCLC who have been Previously Treated with One ROS1 TKI and who have not Received Prior Platinum-Based Chemotherapy
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Reported Positive Topline Data by BICR for Repotrectinib in ROS1+ NSCLC from Phase 1/2 TRIDENT-1 Study and Remain On-Track for Pre-NDA Meeting Anticipated Later This Quarter
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Completed Enrollment into the Intermediate Dose Level Cohort for Elzovantinib in SHIELD-1 Study and Anticipate Initiating Phase 2 in the Second Half of 2022 Pending FDA Feedback
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Announced Clinical Pipeline Expansion with the Exclusive In-License of TPX-4589 (LM-302), a Clinical-Stage Claudin18.2 Antibody Drug Conjugate for Gastrointestinal Cancers from LaNova Medicines
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Cash, Cash Equivalents, and Marketable Securities of Approximately $918 Million as of March 31, 2022, Expected to Fund Current Operations through First Half of 2024

SAN DIEGO, May 10, 2022 – Turning Point Therapeutics, Inc. (NASDAQ: TPTX), a clinical-stage precision oncology company designing and developing novel targeted therapies for cancer treatment, today reported financial results for the quarter ended March 31, 2022 and provided operational updates.

“We are pleased with our continued progress led by our topline data for repotrectinib and now our third BTD being granted for our lead asset,” said Athena Countouriotis, M.D., President and CEO. “We recently expanded our clinical pipeline with our first in-license of TPX-4589, our potential first-in-class ADC targeting Claudin18.2, which was recently granted orphan drug designation by the FDA for both gastric and pancreatic cancers. We continue to advance our pipeline including elzovantinib and look forward to a data-rich second half of the year, including updates from our repotrectinib and elzovantinib programs as well as a first look at our discovery program for KRAS G12D.”

First quarter and recent operational highlights include:

REPOTRECTINIB, ROS1/TRK INHIBITOR

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Announced that the U.S. Food and Drug Administration (FDA) granted an eighth regulatory designation, and third BTD, to lead drug candidate repotrectinib. BTD was granted for the treatment of patients with ROS1-positive metastatic non-small cell lung cancer (NSCLC) who have been previously treated with one ROS1 tyrosine kinase inhibitor and who have not received prior platinum-based chemotherapy (expansion cohort EXP-4 of the TRIDENT-1 study).
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Reported positive topline blinded independent central review (BICR) data from all of the ROS1-positive advanced NSCLC cohorts from TRIDENT-1, utilizing a February 11, 2022 data cutoff date. Data in both TKI-naïve and TKI-pretreated cohorts are consistent with a potentially best-in-class drug candidate for patients with ROS1-positive advanced NSCLC.

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In the ROS1-positive TKI-naïve advanced NSCLC population (EXP-1: n=71), the cORR was 79% (n=56/71; 95% CI: 68, 88), with 4 patients (6%) achieving a complete response (CR) and 52 patients (73%) achieving a partial response (PR). The cORR does not include one patient in an unconfirmed partial response (uPR) with tumor regression of -38% on the last scan, who remained on treatment awaiting the next scan as of the data cutoff date.

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DOR ranged from 1.4+ to 35.1+ months with probability of patients in a response at 6, 9, 12 and 18 months reflected in Table 1 utilizing a Kaplan-Meier analysis, with a median duration of follow-up of 10.2 months.

Table 1.
	TKI-Naïve (EXP-1) Responder Population (n=56 (Phase 1 n=7, Phase 2 n=49))
Efficacy Parameter	Patients at Risk	DOR Landmark
% DOR ≥ 6 months 95% CI	35	91% (82, 100)
% DOR ≥ 9 months 95% CI	29	88% (78, 98)
% DOR ≥ 12 months 95% CI	21	85% (73, 96)
% DOR ≥ 18 months 95% CI	8	76% (61, 91)

Patients at Risk: Patients who have reached the specified timepoint without censoring or an event (progression or death).

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PFS ranged from 0+ to 40.4+ months with probability of patients remaining progression free at 6, 9, 12 and 18 months reflected in Table 2 utilizing a Kaplan-Meier analysis, with a median duration of follow-up of 10.8 months.

Table 2.
	TKI-Naïve (EXP-1) Overall Population (n=71 (Phase 1 n=8, Phase 2 n=63))
Efficacy Parameter	Patients at Risk	PFS Landmark
% PFS ≥ 6 months 95% CI	46	91% (84, 98)
% PFS ≥ 9 months 95% CI	37	85% (75, 94)
% PFS ≥ 12 months 95% CI	26	82% (72, 93)
% PFS ≥ 18 months 95% CI	11	72% (58, 86)

Patients at Risk: Patients who have reached the specified timepoint without censoring or an event (progression or death).

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In the ROS1-positive advanced NSCLC population pretreated with one prior TKI and prior platinum-based chemotherapy (EXP-2: n=26), the cORR was 42% (95% CI: 23, 63). Duration of response ranged from 3.6 to 18.3+ months.
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In the ROS1-positive advanced NSCLC population pretreated with two prior TKIs without prior chemotherapy (EXP-3: n=18), the cORR was 28% (95% CI: 10, 54). Duration of response ranged from 1.9+ to 20.3+ months.
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In the ROS1-positive advanced NSCLC population pretreated with one prior TKI without prior chemotherapy (EXP-4: n=56), the cORR was 36% (95% CI: 23, 50). The cORR does not include two patients with an uPR who both had tumor regressions of -47% on their last scans, both of whom remained on treatment awaiting their next scans as of the data cutoff date. Duration of response ranged from 1.9+ to 17.8 months.
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Repotrectinib was generally well tolerated in a total of 380 patients with a safety and tolerability profile that was consistent with previously reported findings.
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The TRIDENT-1 study continues to enroll patients globally and enrollment across all six cohorts of the study remains open and continues to progress steadily.

ELZOVANTINIB (TPX-0022), MET/SRC/CSF1R INHIBITOR

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Phase 1 dose escalation completed utilizing intermediate dose level of 60 mg QD to 60 mg BID.
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Patient enrollment continues in the SHIELD-1 study at 40 mg QD to 40 mg BID in Phase 1 dose expansion.

TPX-0046, RET INHIBITOR

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Ongoing characterization of the pharmacokinetics, safety, and efficacy profile in the dose finding portion of the study before determining the recommended Phase 2 dose (RP2D).

TPX-0131, ALK INHIBITOR

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Ongoing patient dosing in the Phase 1/2 FORGE-1 study of TPX-0131 in locally advanced or metastatic TKI-pretreated ALK-positive NSCLC.

TPX-4589, CLAUDIN18.2 ADC

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Announced exclusive license agreement with LaNova Medicines to develop and commercialize TPX-4589 (LM-302), a novel, potentially first-in-class, antibody drug conjugate (ADC) targeting Claudin18.2 in the US and rest of the world excluding Greater China and South Korea. Claudin18.2 is a protein expressed in many gastrointestinal cancers, including gastric, gastroesophageal, and pancreatic cancer. TPX-4589 (known in China as LM-302) is currently in Phase 1 clinical trials in both the U.S. and China.

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Received two Orphan Drug Designations (ODDs) from the FDA in the first quarter of 2022. ODDs were granted to LaNova Medicines for the treatment of pancreatic cancer and for the treatment of gastric cancer, including cancer of the gastroesophageal junction.

DISCOVERY

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Continued advancement of internal discovery programs targeting aberrant GTPase signaling known to drive genomically defined cancers with significant unmet medical need. The most advanced programs target KRAS G12D and the p21 activated kinase, or “PAK” family. The company is targeting nomination of two development candidates in the second half of 2022 with a goal to achieve at least one new IND per year beginning in 2023.

Upcoming Milestones

Repotrectinib

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Discuss topline BICR data from all the ROS1-positive NSCLC cohorts from TRIDENT-1 with the FDA at a pre-NDA meeting in the second quarter of 2022.
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Present detailed study results, including intracranial activity, from the ROS1-positive advanced NSCLC cohorts of the TRIDENT-1 study, at a medical conference in the second half of 2022.
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Provide a clinical data update from the NTRK+ advanced solid tumor cohorts from TRIDENT-1 in the second half of 2022.

Elzovantinib

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Initiate the Phase 1b/2 SHIELD-2 study of elzovantinib in combination with aumolertinib in mid-2022.
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Initiate the Phase 2 portion of the SHIELD-1 study in the second half of 2022, pending FDA feedback on data from the intermediate dose level.
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Provide a clinical data update from the Phase 1 SHIELD-1 study in the second half of 2022.

TPX-0131

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Provide early interim data from initial patients treated in the dose-finding portion of the FORGE-1 study in the fourth quarter of 2022 or early 2023.

TPX-4589

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Present preclinical data at a medical conference by early 2023.
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Provide additional guidance on clinical development plan by early 2023.

Discovery

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Nominate 2 development candidates in the second half of 2022.
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Provide details on the other 2 GTPase signaling discovery programs in the second half of 2022.

First Quarter 2022 Financial Results

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Revenue: Revenue recognized during the three months ended March 31, 2022 was $0.4 million from the sale of clinical supply to Zai Lab for supporting the TRIDENT-1 Phase 2 clinical trials in the Zai Territory, compared to $25.2 million for the first quarter of 2021, consisting of $25.0 million related to an upfront payment received under the Zai Lab Elzovantinib Agreement and $0.2 million from the sale of clinical supply to Zai for TRIDENT-1.

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R&D Expenses: Research and development expenses were $55.1 million for the first quarter compared to $41.3 million for the first quarter of 2021. Primary drivers of the year-over-year increase were investments made to develop repotrectinib, elzovantinib, discovery efforts and personnel expenses.

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G&A Expenses: General and administrative expenses were $20.3 million for the first quarter compared to $20.0 million for the first quarter of 2021.

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Net Loss: Net loss was $74.4 million for the first quarter compared to net loss of $35.5 million for the first quarter of 2021, which included revenue for $25 million as upfront payment related to Zai Lab collaboration agreement.

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Cash position: Cash, cash equivalents and marketable securities as of March 31, 2022 totaled $918.2 million, reflecting a net decrease of approximately $63 million from December 31, 2021. Turning Point projects its cash position is sufficient to fund current operations through the first half of 2024.

About Turning Point Therapeutics Inc.
Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead drug candidate, repotrectinib, is a next-generation kinase inhibitor targeting the ROS1 and TRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib, which is being studied in a registrational Phase 2 study in adults and a Phase 1/2 study in pediatric patients, has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients. The company’s pipeline of drug candidates also includes elzovantinib, targeting MET, CSF1R and SRC, which is being studied in a Phase 1 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in MET; TPX-0046, targeting RET, which is being studied in a Phase 1/2 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in RET; TPX-0131, a next-generation ALK inhibitor, which is being studied in a Phase 1/2 trial of previously treated patients with ALK-positive advanced or metastatic non-small cell lung cancer; and TPX-4589 (LM-302), a novel ADC targeting Claudin18.2, which is being studied in a Phase 1 study in gastrointestinal cancers. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

Forward Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans”, “will”, “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Turning Point Therapeutics’ drug candidates, repotrectinib, elzovantinib, TPX-0046, TPX-0131, and TPX-4589, the results, conduct, progress and timing of Turning Point Therapeutics’ research and development programs and clinical trials, plans regarding future data presentations, clinical trials, regulatory meetings and regulatory submissions, the regulatory approval path for repotrectinib, and the strength of Turning Point Therapeutics’ balance sheet, and financial guidance regarding the adequacy of cash on hand. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Turning Point Therapeutics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Turning Point Therapeutics’ business in general, risks and uncertainties related to the impact of the COVID-19 pandemic to Turning Point Therapeutics’ business and the other risks described in Turning Point Therapeutics’ filings with the Securities and Exchange Commission (SEC), including its annual report on Form 10-K filed with the SEC on February 28, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made. Turning Point Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TURNING POINT THERAPEUTICS, INC.

Balance Sheet Data
(In thousands) (unaudited)

	March 31,	December 31,
	2022	2021
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$918,187	$981,582
Working capital	881,865	945,373
Total assets	938,786	1,003,463
Accumulated deficit	(591,172)	(516,727)
Total stockholders' equity	$891,347	$954,425

TURNING POINT THERAPEUTICS, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$429	$25,205
Operating expenses:
Research and development	55,050	41,263
General and administrative	20,314	19,991
Total operating expenses	75,364	61,254
Loss from operations	(74,935)	(36,049)
Other income, net	490	545
Net loss	(74,445)	(35,504)
Unrealized loss on marketable securities	(4,118)	(186)
Comprehensive loss	$(78,563)	$(35,690)
Net loss per share, basic and diluted	$(1.50)	$(0.73)
Weighted-average common shares outstanding, basic and diluted	49,611,492	48,920,403